Filed Pursuant to
                                                              Rule 424(b)(3)
                                                              File No. 333-55846

                         PRICING SUPPLEMENT NO. 10 DATED
                           MARCH 7, 2002 TO PROSPECTUS
                     DATED FEBRUARY 26, 2001 AND PROSPECTUS
                        SUPPLEMENT DATED OCTOBER 31, 2001

                           BOEING CAPITAL CORPORATION

                           Series XI Medium-Term Notes
                   Due Nine Months or More From Date of Issue

         Except as set forth herein, the Series XI Medium-Term Notes offered hereby (the "Notes") have such terms as are described in the accompanying Prospectus dated February 26, 2001 as amended and supplemented by the Prospectus Supplement dated October 31, 2001 (the "Prospectus").

Aggregate Principal Amount:      $20,000,000

Original Issue Date
 (Settlement Date):              March 15, 2002

Stated Maturity Date:            March 15, 2005

Base Rate:                       LIBOR

Index Currency:                  U.S. Dollars

Designated LIBOR Page:           LIBOR Telerate Page 3750

Spread:                          Plus 50 basis points

Initial Interest Rate:           Base Rate adjusted by Spread, as determined on
                                 March 13, 2002

Index Maturity:                  Three months

Interest Payment Dates:          Commencing June 17, 2002 and thereafter on the
                                 15th calendar day of each March, June,
                                 September and December up to and including the Maturity Date

Interest Reset Period:           Quarterly

Calculation Agent:               Bankers Trust Company

Interest Reset Dates:            The 15th calendar day of each March, June,
                                 September and December

Interest Determination Dates:    The second London Business Day preceding each
                                 Interest Reset Date

Type of Notes Issued:            [X] Senior Notes       [ ] Fixed Rate Notes
                                 [ ] Subordinated Notes [X] Floating Rate Notes

Optional Redemption:             [ ] Yes
                                 [X] No

Form of Notes Issued:            [X] Book-Entry Notes
                                 [ ] Certificated Notes

CUSIP Number:  09700WDS9




                          PURCHASE AS AGENTS

        This Pricing Supplement relates to $20,000,000 aggregate principal amount of Notes that are being purchased, as Agent, by J.P. Morgan Securities, Inc. ("JPMorgan"). Net proceeds payable by JPMorgan to Boeing Capital Corporation (the "Company") will be 99.76615% of the aggregate principal amount of the Notes or $19,953,230 before deduction of expenses payable by the Company. In connection with the sale of the Notes, JPMorgan may be deemed to have received compensation from the Company in the form of underwriting discounts in the aggregate amount of .23385% or $46,770.

                           RECENT DEVELOPMENTS

         On December 17, 2001, Moody's lowered the credit ratings of the Company's senior unsecured debt, subordinated debt and short-term debt (commercial paper) from A2 to A3, A3 to Baa1 and P-1 to P-2, respectively. Moody's ratings outlook for the Company is stable. On February 5, 2002, Standard & Poor's lowered the credit ratings on the Company's senior unsecured debt, subordinated debt and short-term debt (commercial paper) from AA- to A+, A+ to A and A-1+ to A-1, respectively. Standard & Poor's ratings outlook for the Company is stable.

         The Company's access to capital at rates that allow for a reasonable return on new business can be affected by credit rating agencies' ratings of the Company's debt.